UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2013

BIOSTAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34708	20-8747899
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

No. 588 Shiji Avenue
Xiangyang City, Shaanxi Province
People’s Republic of China 712046
(Address of Principal Executive Office) (Zip Code)

86-029-33686638
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On May 1, 2013, Biostar Pharmaceuticals, Inc. (the “Company”) received a notification letter (the “Notice”) from NASDAQ's Listing Qualifications Department (“NASDAQ”) advising the Company that for the past 30 consecutive business days, the bid price for the Company’s common stock has closed below the minimum $1.00 per share requirement set forth in Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”).

The Notice also stated that the Company would be provided 180 calendar days, or until October 28, 2013, to regain compliance with the Minimum Bid Price Rule. To do so, the bid price of the Company’s common stock must close at or above $1.00 per share for a minimum of ten consecutive business days prior to that date.

If the Company does not regain compliance by October 28, 2013, the Company may be eligible for an additional grace period if it applies to transfer the listing of its common stock to The NASDAQ Capital Market.  To qualify, the Company would be required to meet the continued listing requirements for market value of publicly held shares and all other initial listing standards for The NASDAQ Capital Market, with the exception of the minimum bid price requirement, and provide written notice of its intention to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split if necessary.  If the NASDAQ staff determines that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible for such additional compliance period, NASDAQ will provide notice that the Company's common stock will be subject to delisting.  At that time, the Company may appeal the delisting determination to a Hearings Panel.

The Company intends to continue to monitor the bid price for its common stock. If the Company’s common stock does not trade at a level that is likely to regain compliance with the NASDAQ requirements, the Company’s Board of Directors will consider other options that may be available to achieve compliance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Biostar Pharmaceuticals, Inc.

By:	/s/ Ronghua Wang
Ronghua Wang, Chief Executive Officer

Date:  May 6, 2013